EXHIBIT 99.2


                   RYDER SYSTEM, INC. EMPLOYEE SAVINGS PLAN B
                 ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                            NUMBER OF          COST OF           NUMBER OF         PROCEEDS          REALIZED
                                            PURCHASES         PURCHASES            SALES          FROM SALE            GAIN
                                            ---------        -----------         ---------       -----------        ----------
Ryder System, Inc. Common Stock Fund*           252          $18,862,590            252          $10,393,217        $1,577,412
Managed Interest Income Fund*                   257           34,853,044            252           31,998,682                --
Fidelity Equity-Income Fund*                    252           12,304,740            250           14,261,656           818,259
Putnam Voyager Fund A                           252           20,227,049            251           19,580,099         5,373,535
Fidelity Contrafund*                            252           13,874,556            250           11,387,396           633,749

* Represents a Party-in-Interest

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